UMB DISTRIBUTION SERVICES, LLC

235 West Galena Street

Milwaukee, Wisconsin 53212

DEALER ASSISTANCE AGREEMENT

FOR THE SALE OF SHARES

OF THE MARSICO INVESTMENT FUND

This Agreement is entered into between (1) UMB Distribution Services, LLC (“we,” “our,” or the “Distributor”), as authorized distributor for The Marsico Investment Fund (the “Trust”), and (2) the undersigned authorized Dealer of shares of the Trust (“you,” “your,” or “Dealer”).

We have entered into a Distribution Agreement with the Trust, a Delaware statutory trust registered as a management investment company under the Investment Company Act of 1940 (the “1940 Act”), in connection with its separate series currently offered and listed on Schedule A hereto (individually, each series is a “Fund” and collectively the “Funds”), pursuant to which we have been appointed distributor of shares of the Funds.

This Dealer Assistance Agreement (the “Agreement”) is entered into by the Trust on behalf of the Funds, and, with respect the Investor Class shares, under a Distribution and Service Plan (the “Plan”) adopted pursuant to Rule 12b-1 under the 1940 Act. This Agreement relates to the services you provide to the Trust for which you may receive payments pursuant to the Plan in accordance with the terms specified below.

1.        To the extent that you provide distribution assistance and/or account maintenance and personal services in accordance with the Plan and applicable rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) to those of your customers who may from time to time directly or beneficially own shares of the Funds, you shall be periodically entitled to a fee pursuant to the Plan.

2.        The fee paid to you with respect to each applicable Fund will be computed daily and paid quarterly by the Funds at an annual rate as set forth on the Schedule A hereto and contained in a Fund’s Registration Statement, as amended and supplemented from time to time (“Registration Statement”) (as the same is in effect from time to time) based on the Fund shares that are purchased or acquired by your firm as nominee for your customers, or that are otherwise owned by those customers of your firm whose records, as maintained by the Fund or its transfer agent, designate your firm as the customers’ dealer of record or holder of record (the “Subject Shares”). For purposes of determining the fees payable under this Agreement, the average daily net asset value of the Subject Shares will be computed in the manner specified in the Funds’ Registration Statement (in effect at the time of calculation) in connection with the computation of the net asset value of shares for purposes of purchases and redemptions.

3.        The total of the fees calculated for each respective Fund for any period with respect to which such calculations are made will be paid by the Funds within 45 days after the close of such period.

4.        For Subject Shares purchased by you and redeemed or repurchased by the Fund within seven (7) business days after the date of the confirmation of such purchase, we may withhold payment at our discretion. We reserve the right at any time to impose minimum fee payment requirements before any periodic payments will be made to you hereunder.

5.        You shall furnish us and the Funds with such information as shall reasonably be requested by the Trust, the Trustees of the Funds, or by us with respect to the services provided to shareholders of the Funds by you and the fees paid to you pursuant to this Agreement, including but not limited to blue sky sales reports. We shall furnish to the Trust and the Trustees of the Funds, for their review on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

6.        You shall place Orders either directly with the Funds’ Transfer Agent, UMB Fund Services, Inc., in accordance with such procedures as may be established by us or the Transfer Agent, or with the Transfer Agent through the facilities of the National Securities Clearing Corporation (“NSCC”), if available, in accordance with the rules of the NSCC. You shall be solely responsible for the accuracy, timeliness and completeness of any Orders transmitted by you on behalf of your customers for purchases, exchanges, or redemptions. You also are solely responsible for ensuring that Orders are placed only by properly authorized persons. You are responsible for determining whether a Fund is suitable for your customer. In addition, all orders are subject to acceptance or rejection by the Distributor or the relevant Fund in the sole discretion of either. Purchase orders shall be subject to receipt by the Trust’s Transfer Agent of all required documents in proper form and to the minimum initial and subsequent purchase requirements, unless waived by the Funds, as set forth in the Funds’ Registration Statement.

7.        Settlement of transactions shall be in accordance with such procedures as may be established by us, the Transfer Agent or, if applicable, the rules of the NSCC. If payment for purchased shares of the Funds is not received from you, we and the Funds reserve the right forthwith to cancel the sale or, at the option of us or the Funds, to sell the shares of the Fund(s) at the then prevailing net asset value. In either case, you agree to be responsible for any loss resulting to the Funds and/or to us from your failure to make payments in accordance with these procedures.

8.        For all purposes of this Agreement you will be deemed to be an independent contractor and neither you nor any of your employees or agents shall have any authority to act in any matter or in any respect as agent for the Funds or for the Distributor. Neither you nor any of your employees or agents are authorized to make any representation concerning shares of the Funds except those contained in the then current Funds’ Registration Statement. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all liabilities, losses, claims, demands, charges, costs and expenses (including reasonable attorneys fees) resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents, or the purchase, redemption, transfer or registration of shares of any Fund (or orders relating to the same) by you or your clients, or from your breach of any of the terms of this agreement. Notwithstanding anything herein to the contrary, the foregoing indemnity and hold harmless agreement shall indefinitely survive the termination of this Agreement.

9.        We may enter into other similar agreements with any other person without your consent.

10.      You represent that you are a member of FINRA and agree to maintain membership in FINRA. You agree to abide by all the rules and regulations of the Securities and Exchange Commission and FINRA which are binding upon underwriters and dealers in the distribution of the securities of open-end investment companies, including without limitation, Section 2341 of the FINRA Conduct Rules, all of which are incorporated herein as if set forth in full. You shall comply with all applicable laws including state and Federal laws and the rules and regulations of authorized regulatory agencies. You will not sell or offer for sale shares of any Fund in any state or jurisdiction where (i) you are not qualified to act as a dealer or (ii) the shares are not qualified for sale, including under the Blue Sky laws and regulations for such state, except for jurisdictions in which they are exempt from qualification. You agree to notify us immediately if your license or registration to act as a broker-dealer is revoked or suspended by any Federal, self-regulatory or state agency. We do not assume any responsibility in connection with your registration under the laws of the various states or jurisdictions or under Federal law or your qualification under any applicable law or regulation to offer or sell shares.

11.      You agree to maintain all records required by law relating to transactions involving the shares of the Fund(s), and upon our request, or the request of the Trust, promptly make such of these records available to us or the Trust’s administrator as are requested. In addition, you agree to establish appropriate procedures and reporting forms and/or mechanisms and schedules in conjunction with us and the Trust’s administrator, to enable the Trust to identify the location, type of, and sales to all accounts opened and maintained by your customers or by you on behalf of your customers.

12.      Each party agrees that it will comply with applicable laws relating to consumer privacy (“Privacy Laws”) and that it is prohibited from using or disclosing any nonpublic personal information (as defined in Regulation S-P, or any similar term or terms as defined in other applicable Privacy Laws, “Client Information”) received from the other party other than (i) as permitted or required by law, regulation or rule; (ii) as permitted in writing by the disclosing party; (iii) as permitted to its affiliates; or (iv) as necessary to perform this Agreement or to service customers, in each case in compliance with the reuse and re-disclosure provisions of the Privacy Laws.  Each party shall use its best efforts to (i) cause its employees and agents to be informed of and to agree to be bound by the Privacy Laws and the provisions of this Agreement and (ii) maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, Client Information.

13.      You agree to comply with the requirements of the Shareholder Information Agreement set forth in Appendix A attached hereto regarding the provision of shareholder information pursuant to Rule 22c-2 of the 1940 Act.

14.      You hereby certify that you are in compliance and will continue to comply with all applicable anti-money laundering laws, regulations, rules and government guidance and have in place a comprehensive anti-money laundering compliance program that includes: internal policies, procedures and controls for complying with the USA PATRIOT Act, the Bank Secrecy Act and FINRA Rule 3310, a designated compliance officer, an ongoing training program for appropriate employees and an independent audit function. You also certify that you are in compliance and will continue to comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”) and have an OFAC compliance program in place that satisfies all applicable laws and regulations. You acknowledge that, because the Distributor will not have access to detailed information about your customers who purchase Subject Shares, you will assume responsibility for compliance with the foregoing laws and regulations with regard to such customers. You hereby agree to notify the Distributor promptly whenever, (i) pursuant to the provisions of your programs, indications of suspicious activity or OFAC matches are detected in connection with the purchase, sale or exchange of Subject Shares; or (ii) you receive any reports from any regulator(s) pertaining to your compliance with the foregoing laws or regulations in connection with your customers. You agree to cooperate with the Distributor to satisfy anti-money laundering due diligence obligations of the Distributor and the Trust.

15.      This Agreement may be terminated by the Distributor or the Dealer with respect to any Fund at any time for any reason without payment of any penalty. Further, this Agreement will be automatically terminated, without notice, by any act which terminates either the Distribution Agreement with us or the Plan, upon your expulsion or suspension from FINRA, or in the event of its “assignment” as that term is defined in the 1940 Act. We may in our sole discretion modify or amend this Agreement upon written notice to you of such modification or amendment, which shall be effective on the date stated in such notice.

16.      The provisions of the Plan and the Distribution Agreement, insofar as they relate to our obligations, are incorporated herein by reference. This Agreement shall become effective upon acceptance and execution by us. Unless sooner terminated as provided herein, this Agreement shall continue in full force and effect as long as the Plan and the Distribution Agreement remain in effect. All communications to us should be sent to the address shown on the first page of this Agreement. Any notice to you shall be considered duly given if sent to you at the physical address or e-mail address specified by you below.

17.      This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to the conflicts of laws provisions therein.

[Signature page to follow.]

Signatures

UMB DISTRIBUTION SERVICES, LLC
235 West Galena Street
Milwaukee, Wisconsin 53212

By:
Authorized Officer

Print Name

Date:

Name of Dealer (Please Print or Type)*

Address of Dealer

By:
Authorized Officer

Print Name

Date:

Dealer Contact Phone :

Dealer Contact Email:

*NOTE:	Please sign and return a PDF copy of this Agreement to UMB Distribution Services, LLC, James Curry (James.Curry@umb.com). Upon acceptance, a countersigned copy will be returned to you for your files.

SCHEDULE A

TO THE

DEALER ASSISTANCE AGREEMENT FOR THE SALE OF SHARES

OF

THE MARSICO INVESTMENT FUND

As of December 6, 2021

Name of Fund	Class	Ticker	Sales Charge	Annual 12b-1 Rate	12b-1 Payment Frequency
Marsico Focus Fund	Investor Class	MFOCX	No	0.25%	Quarterly
	Institutional	MIFOX	No	None	N/A
Marsico Global Fund	Investor Class	MGLBX	No	0.25%	Quarterly
	Institutional	MIGOX	No	None	N/A
Marsico International Opportunities Fund	Investor Class	MIOFX	No	0.25%	Quarterly
	Institutional	MIIOX	No	None	N/A
Marsico Growth Fund	Investor Class	MGRIX	No	0.25%	Quarterly
	Institutional	MIGWX	No	None	N/A
Marsico Midcap Growth Focus Fund	Investor Class	MGRIX	No	0.25%	Quarterly
	Institutional	MIDFX	No	None	N/A

Any additional Funds (or classes of Funds) will be included under this Agreement without the need for an amendment, upon written notice from the Distributor to you. Unless otherwise indicated in writing, all additions or deletions to the existing classes or Funds, whether through new offerings, mergers or acquisitions, will be effective upon Distributor’s provision of written notice to you of such addition or deletion, will automatically fall under the rules established by this Agreement and will not require a signed amendment by both parties.

APPENDIX A

SHAREHOLDER INFORMATION AGREEMENT

FOR THE

THE MARSICO INVESTMENT FUND

1. Definitions. For purposes of this Agreement:

1.1	The term “Fund” includes the Fund’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act. The term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

1.2	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

1.3	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name. With respect to an Intermediary which is a retirement plan recordkeeper, the term “Shareholder” means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares. With respect to an Intermediary which is an insurance company, the term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

1.4        The term “written” includes electronic writings and facsimile transmissions.

1.5	The term “Intermediary” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

1.6	The term “purchase” does not include the automatic reinvestment of dividends.

1.7	The term “promptly” as used in Section 2.1.2 shall mean as soon as practicable but in no event later than 5 business days from the Intermediary’s receipt of the request for information from the Fund or its designee.

2.	Shareholder Information.

2.1	Agreement to Provide Information. On and after the effective date, the Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

2.1.1	Period Covered by Request. Requests must set forth a specific period, generally not to exceed 180 days from the date of the request, for which transaction information is sought. However, the Fund may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

2.1.2.	Form and Timing of Response.

(a) The Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in 2.1. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 2.1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 2.1 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. The Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

2.1.3	Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

2.2	Agreement to Restrict Trading. The Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

2.2.1	Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2.2	Timing of Response. The Intermediary agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

2.2.3	Confirmation by Intermediary. The Intermediary must provide written confirmation to the Fund that instructions from the Fund to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3.	Termination. This Agreement shall terminate automatically and with no notice to the Intermediary upon the termination of the Transfer Agency Agreement between the Transfer Agent and the Fund.

IN WITNESS WHEREOF, the undersigned have caused this Shareholder Information Agreement to be executed as of the day and year first above written.

UMB FUND SERVICES, INC.

By:

Title:

[NAME of DEALER]

By:

Title: